Exhibit 5.1

July 3, 2007

Marquee Holdings Inc.

  c/o AMC Entertainment Inc.

920 Main Street

Kansas City, Missouri  64105

Re:                   Registration Statement Relating to $304,000,000 Aggregate Principal Amount at Maturity of 12% Senior Discount Notes due 2014

Ladies and Gentlemen

At your request, we have examined the Registration Statement on Form S-1 (File No. 333-122636) of Marquee Holdings Inc., a Delaware corporation (the “Company”), filed with the Securities and Exchange Commission (the “Commission”) on February 8, 2005, as amended by a pre-effective amendment filed on May 12, 2005 and as further amended by a post-effective amendment filed on May 10, 2006 and July 3, 2007 (as so amended, the “Registration Statement”) in connection with the registration under the Securities Act of 1933 of the offer and sale of $304,000,000 Aggregate Principal Amount at Maturity of 12% Senior Discount Notes due 2014 (the “Securities”).

We are of the opinion that the Securities have been duly authorized by all necessary corporate action on the part of the Company and are the legally valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting creditors’ rights generally (including, without limitation, fraudulent conveyance laws), and by general principles of equity including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief, regardless of whether considered in a proceeding in equity or at law.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the heading “Legal Matters” in the Prospectus constituting part of the Registration Statement.

Respectfully submitted,

/s/ O’Melveny & Myers LLP